Exhibit 99.1
GOOGLE CAPITAL INVESTS IN CARE.COM
– TRANSACTION MARKS FIRST INVESTMENT IN PUBLIC COMPANY BY GOOGLE CAPITAL –

Waltham, MA, June 29, 2016 – Care.com, Inc. (NYSE: CRCM), the world’s largest online marketplace for finding and managing family care, today announced that Google Capital, a growth equity fund backed by Alphabet Inc. (NasdaqGS: GOOGL) has made a $46.35 million investment in the Company, which makes Google Capital the largest shareholder in Care.com. Laela Sturdy, a Partner at Google Capital, will join Care.com’s Board of Directors.

In making the announcement, Sheila Lirio Marcelo, Founder, Chairwoman and CEO of Care.com, said, “We are thrilled to announce this investment and to partner with Google Capital during our next phase of growth. We remain focused on delivering on our vision of building a global marketplace for care to help solve the needs of millions of families and caregivers. Laela will be a great addition to our Board, bringing significant operating and investing experience including nearly a decade at Google/Alphabet. We look forward to bringing that expertise to bear as we innovate our service offerings for our members and corporate clients, while continuing to add value for our shareholders.”

Ms. Sturdy said, “Care.com is in a unique position to help millions of working families in search of high quality care for their loved ones, and to help caregivers find meaningful work. Google has been a customer of Care.com’s enterprise services for employees since 2011, so I’ve been able to see first-hand how Care.com’s innovative mobile platform and enterprise solution – Care@Work – helps families search for caregivers and get much needed back-up care services. Google Capital is excited to support Care.com in building on their market leadership by giving them access to our biggest asset—some of the world’s leading experts in a range of topics at Google and Alphabet – as they continue to deliver delightful and seamless solutions to consumers and enterprises.”

Under the terms of the agreement, Care.com has issued a newly authorized series of convertible preferred stock to Google Capital, at an initial conversion price of $10.50 per share, representing a 21% premium to the 30-day volume-weighted average trading price ended June 27, 2016 of $8.68. Dividends on the preferred stock accrue at 5.5% annually during the first seven years from issuance and are payable in kind. Additional information regarding the terms of the preferred stock, including the conversion and redemption rights of both Google Capital and the Company, may be found in the Form 8-K that will be filed today with the U.S. Securities and Exchange Commission.

Care.com also today announced that it repurchased 3.7 million shares of its common stock from Matrix Partners at a price of $8.25 per share, representing a 5% discount to the 30-day volume-weighted average trading price ended June 27, 2016 of $8.68. The Company funded the $30.5 million share repurchase with a portion of the proceeds from the $46.35 million investment by Google Capital.

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Morgan Stanley acted as placement agent to Care.com, and Latham & Watkins served as Care.com’s legal counsel in the transaction.

ABOUT CARE.COM
Since launching in 2007, Care.com (NYSE: CRCM) has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 11.0 million families and 8.6 million caregivers* across 16 countries, including the U.S., UK, Canada and parts of Western Europe, and approximately 800,000 employees of corporate clients having access to our services. Spanning child care to senior care, pet care, housekeeping and more, Care.com provides a sweeping array of services for families and caregivers to find, manage and pay for care or find employment. These include: a comprehensive suite of safety tools and resources members may use to help make more informed hiring decisions - such as third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and household payroll and tax services provided by Care.com HomePay. Care.com builds employers customized benefits packages covering child care, back up care and senior care consulting services through its Care@Work business, and serves care businesses with marketing and recruiting support. To connect families further, Care.com acquired community platforms Big Tent and Kinsights in 2013 and 2015, respectively. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin, New York City and the San Francisco Bay area.
*As of March 2016

ABOUT GOOGLE CAPITAL
Google Capital is a growth equity fund backed by Alphabet. The fund invests in companies that are driving disruption in their markets through long-term technology trends. The Google Capital team works with entrepreneurs to identify where we can make the biggest difference, and connects them with the right expert advisors across Google's technology, product and business leaders to help. Google Capital's investments to date include Oscar, Crowdstrike, Credit Karma and Freshdesk. To learn more about Google Capital, please visit: www.googlecapital.com.

Cautionary Language Concerning Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the anticipated contributions of Google and Google Capital to the Company’s business, and the Company’s growth expectations, and statements regarding future product offerings and the anticipated effect of such offerings.

These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as "expect," "anticipate," "should," "believe," "hope," "target," "project,"

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"goals," "estimate," "potential," "predict," "may," "will," "might," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control.  The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: our ability to grow our membership while leveraging our investment in sales and marketing, our success in converting non-paying members to paying members, our ability to cross-sell new and existing products and services to our members and to develop new products and services that members consider valuable, our ability to protect our brand and maintain our reputation among our members, and other risks detailed in the Company's other publicly available filings with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company's views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change.  The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

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Contacts:

Media:
Nancy Bushkin
VP, Global PR & Corporate Communications
Care.com
nbushkin@care.com
781-642-5919

Investor Relations:
Denise Garcia
ICR, Inc.
investors@care.com
781-795-7244